EXHIBIT 99.1

Houston Wire & Cable Company Reports Results for the Quarter Ended December 31, 2016

HOUSTON, March 16, 2017 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ:HWCC) (the “Company”) announced operating results for the fourth quarter and year ended December 31, 2016.

Selected quarterly results were:

  Sales of $69.3 million down 1.5% but up 1%  metals adjusted, from Q4 2015
  Net loss of $(1.8) million
  Adjusted net loss (non-GAAP) of $(1.2) million, excluding Vertex acquisition expenses
  Diluted EPS of $(0.11)
  Adjusted diluted EPS (non-GAAP) of $(0.08), excluding acquisition expenses
  Cash flow of $1.3 million

Selected annual results were:

  Sales of $261.6 million down 15.1% or down 8% metals adjusted, from 2015
  Net loss of $(6.0) million
  Adjusted net loss (non-GAAP) of $(3.3) million, excluding impairment charges and acquisition expenses
  Diluted EPS of $(0.37)
  Adjusted diluted EPS (non-GAAP) of $(0.21), excluding  impairment charges and acquisition expenses
  Cash flow of $17.2 million
  Completed the acquisition of Vertex in October 2016

Fourth Quarter Summary
Jim Pokluda, President and Chief Executive Officer commented, “During the quarter, industrial market conditions including the oil and gas industry remained inconsistent.  Daily sales results were quite choppy as we experienced several days of strong activity, followed by others that were disappointing.  Although such inconsistent results are frustrating, in our experience this type of deviation is usually an early sign of market recovery which is encouraging.  Sales decreased 1.5% from the fourth quarter of 2015, but increased 1% over 2015, when adjusted for the impact of metals and increased 6.2% sequentially. Excluding the $7.0 million of sales by Vertex, we estimate that Maintenance, Repair and Operations (MRO) sales increased 7% or approximately 9% on a metals adjusted basis, while project sales decreased 51% or approximately 49% on a metals adjusted basis."

Gross margin at 21.8% increased 30 basis points from the fourth quarter of 2015, primarily due to the incrementally higher margins generated by Vertex following the  acquisition. Sequentially, excluding Vertex, gross margin increased approximately 150 basis points. We experienced higher freight and shrinkage costs, offset by higher vendor rebates, due to Q4 activity and rising copper prices. Operating expenses at $16.7 million (which included approximately $0.7 million of acquisition expenses) were up $2.3 million or 16.2% from the prior year period, primarily due to the inclusion of Vertex’s operating expenses from the acquisition date. Excluding Vertex’s operating expenses and acquisition expenses, operating expenses were $13.8 million, a decrease of 3.7% from 2015.

Interest expense of $0.4 million was up 115% from $0.2 million in the prior year period, primarily due to the additional debt taken on to fund the Vertex acquisition.  Average debt levels for the quarter increased 57.8% from $39.8 million in 2015 to $62.8 in 2016, while the effective interest rate increased from 1.5% in 2015 to 2.4% in 2016.

The results of operations produced a net loss of $1.8 million, as compared to net loss of $0.2 million in the prior year period.

Mr. Pokluda further commented, “Despite our disappointment in the fourth quarter results, we were happy to see what we believe were positive activity trends that arose throughout the quarter, and are encouraged that those trends have continued into January, February and early March of 2017.  Sales, order counts and overall gross margins have shown a more consistent recovery from the levels experienced in the fourth quarter of 2016, which we believe marked the bottom for our end markets that have underperformed primarily due to the reduction of the price in oil and gas.  Our success in the expansion of our commercial products line continued and was a welcome contributor to sales and operating margins, and the acquisition of Vertex in early October was the most recent example of our efforts to broaden our product offering to the industrial market. I was also pleased that we again achieved success in reducing our working capital investment and generating operating cash flow.”

Twelve month summary
Sales for the twelve month period were down 15.1% versus the prior year period and down approximately 8% on a metals adjusted basis.  Excluding the $7.0 million of sales by Vertex, we estimate that MRO sales increased 1% and project sales decreased 34%, in each case on a metals adjusted basis. Mr. Pokluda commented, “This has been an extremely difficult year as the level of industrial demand continued to fall short of more normal historical levels. Our model loses leverage at these activity levels which severely impacts operating margin. The results were also affected by the impairment charge for the HWC division, which was directly impacted by the low demand levels from the industrial and oil and gas sectors. I am pleased, however, with the progress we have made towards our ability to re-align our operations with current demand levels and with the operating cash flow of $17.2 million, as we continued to drive more efficiencies in our inventory profiles and other aspects of our working capital investment.”

Gross margin at 20.2% was down 120 basis points from the 2015 period.  “The higher margins generated by Vertex helped the overall margin, but legacy market conditions remained extremely competitive and pricing and margin pressure continued,” said Mr. Pokluda.

Operating expenses at $59.5 million (including Vertex) decreased 1% from the prior year amount of $59.9. Excluding the impairment charges from both periods, the impact of Vertex’s operating expenses and the acquisition expenses, operating expenses decreased by 4.2% or $2.4 million, principally due to lower facility costs, reduced commissions resulting from lower sales and gross margin, and lower employee related expenses.

Interest expense of $0.9 million decreased 6.2% from 2015, while interest rates increased from 1.9% in 2015 to 2.0% in 2016.

The full year effective tax rate of 18.8% included the 7.5% effect of the non-deductible portion of the impairment charge and the 9.9% impact of forfeited equity awards.

The results of operations generated a net loss of $6.0 million, compared to net income of $2.0 million in 2015.

Conference Call
The Company will host a conference call to discuss fourth quarter results today, Thursday, March 16, 2017, at 10:00 a.m., C.D.T.  Hosting the call will be James Pokluda, President and Chief Executive Officer and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company’s website www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until March 23, 2017.

Replay, Toll-Free #: 855-859-2056
Replay, Toll #: 404-537-3406
Conference ID #   77191821

About the Company
With over 40 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of industrial products in the U.S market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC.  These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

Non-GAAP Financial Disclosures and Reconciliations
While the Company reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. We use the non-GAAP measures to evaluate and manage our operations and provide the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

HOUSTON WIRE & CABLE COMPANY Reconciliation of Non-GAAP Measures (Unaudited) (In thousands, except per share data)

Adjusted net income (loss) and adjusted diluted EPS	Three Months Ended December 31, 2016
	Net Income (Loss)	Diluted EPS

Net income (loss), as reported under GAAP	$(1,826)	$(0.11)
Acquisition expenses	748	0.04
Tax effect of acquisition expenses	(106)	(0.01)
Adjusted net income (loss)	$(1,184)	$(0.08)

Adjusted net income (loss) and adjusted diluted EPS	Year Ended December 31, 2016
	Net Income (Loss)	Diluted EPS

Net income (loss), as reported under GAAP	$(6,006)	$(0.37)
Acquisition expenses	861	0.05
Impairment charge	2,384	0.15
Tax effect of acquisition expenses and impairment charge	(547)	(0.04)
Adjusted net income (loss)	$(3,346)	$(0.21)

Houston Wire & Cable Company Consolidated Balance Sheets (In thousands, except share data)

	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Accounts receivable, net	$44,677	$46,250
Inventories, net	79,783	75,777
Income taxes	1,948	932
Prepaids	456	648
Total current assets	126,864	123,607

Property and equipment, net	11,261	10,899
Intangible assets, net	13,378	5,984
Goodwill	22,770	14,866
Deferred income taxes	892	3,338
Other assets	591	419
Total assets	$175,756	$159,113

Liabilities and stockholders’ equity
Current liabilities:
Book overdraft	$3,181	$3,701
Trade accounts payable	8,406	6,380
Accrued and other current liabilities	13,134	9,568
Total current liabilities	24,721	19,649

Debt	60,388	39,188
Other long-term obligations	516	275
Total liabilities	85,739	59,112

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 20,988,952 shares issued: 16,457,525 and 16,712,626 shares outstanding at December 31, 2016 and 2015, respectively	21	21
Additional paid-in capital	53,824	54,621
Retained earnings	97,550	106,048
Treasury stock	(61,264)	(60,689)
Total stockholders’ equity	90,131	100,001

Total liabilities and stockholders’ equity	$175,756	$159,113

Houston Wire & Cable Company Consolidated Statements of Operations (In thousands except, share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)

Sales	$69,257	$70,314	$261,644	$308,133
Cost of sales	54,181	55,194	208,694	242,223
Gross profit	15,076	15,120	52,950	65,910

Operating expenses:
Salaries and commissions	8,474	6,820	29,369	28,537
Other operating expenses	7,412	6,394	24,714	25,023
Depreciation and amortization	820	740	3,018	2,915
Impairment charge	—	423	2,384	3,417
Total operating expenses	16,706	14,377	59,485	59,892

Operating income (loss)	(1,630)	743	(6,535)	6,018
Interest expense	392	182	845	901
Income before income taxes (loss)	(2,022)	561	(7,380)	5,117
Income taxes	(196)	760	(1,374)	3,073
Net income (loss)	$(1,826)	$(199)	$(6,006)	$2,044

Earnings per share (loss):
Basic	$(0.11)	$(0.01)	$(0.37)	$0.12
Diluted	$(0.11)	$(0.01)	$(0.37)	$0.12
Weighted average common shares outstanding:
Basic	16,216,978	16,641,129	16,345,679	17,012,560
Diluted	16,216,978	16,641,129	16,345,679	17,067,593

Dividend declared per share	$—	$0.06	$0.15	$0.42

Houston Wire & Cable Company Consolidated Statements of Cash Flows (In thousands)
	Year Ended December 31,
	2016	2015
	(unaudited)
Operating activities
Net income (loss)	$(6,006)	$2,044
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment charge	2,384	3,417
Depreciation and amortization	3,018	2,915
Amortization of unearned stock compensation	856	886
Provision for doubtful accounts	285	97
Provision for inventory obsolescence	93	397
Deferred income taxes	6	(485)
Other non-cash items	(116)	(59)
Changes in operating assets and liabilities:
Accounts receivable	4,019	15,352
Inventories	10,483	12,784
Book overdraft	(517)	588
Trade accounts payable	896	(1,613)
Accrued and other current liabilities	2,473	(3,557)
Income taxes	(1,016)	(713)
Other operating activities	385	(224)
Net cash provided by operating activities	17,243	31,829

Investing activities
Expenditures for property and equipment	(1,319)	(3,123)
Proceeds from disposals of property and equipment	5	8
Cash paid for acquisition	(32,370)	—
Net cash used in investing activities	(33,684)	(3,115)

Financing activities
Borrowings on revolver	302,898	310,366
Payments on revolver	(281,698)	(325,025)
Proceeds from exercise of stock options	—	11
Payment of dividends	(2,495)	(7,172)
Excess tax benefit for options	—	—
Purchase of treasury stock	(2,264)	(6,894)
Net cash used in financing activities	16,441	(28,714)

Net change in cash	—	—
Cash at beginning of year	—	—

Cash at end of year	$—	$—
Supplemental disclosures
Cash paid during the year for interest	$728	$900
Cash paid during the year for income taxes	$233	$4,278

CONTACT:

Nicol G. Graham
Chief Financial Officer
Direct:  713.609.2125
Fax:  713.609.2168
ngraham@houwire.com